1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces
Commencement of Public Offerings of Common Stock and Mandatory Convertible Preferred Stock

NEW ORLEANS, LA, October 25, 2007 – McMoRan Exploration Co. (NYSE: MMR) announced today that it has commenced public offerings of approximately 11 million shares of common stock and 1.5 million shares of mandatory convertible preferred stock.  The mandatory convertible preferred stock has an offering price of $100 per share and will be mandatorily convertible into shares of McMoRan common stock in three years.

McMoRan intends to use the net proceeds from these offerings to repay a portion of the indebtedness under a bridge facility used in connection with the acquisition of the Gulf of Mexico shelf oil and gas properties of Newfield Exploration Company.

The underwriters have an option to purchase from the company up to an additional 1.65 million common shares and an additional 225,000 mandatory convertible preferred shares to cover over allotments, if any.

The joint book-running managers for these offerings are Merrill Lynch & Co. and JPMorgan. Jefferies & Company, Inc. is a co-manager for these offerings.

The offerings will be made under the company’s existing shelf registration statement filed with the Securities and Exchange Commission.  This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.  Any offers of the shares will be made exclusively by means of a prospectus and prospectus supplement.

Copies of the preliminary prospectus supplements and accompanying prospectus relating to these offerings may be obtained by contacting Merrill Lynch & Co., 4 World Financial Center, Attention: Prospectus Department, New York, New York 10080, phone: 212-449-1000, or J.P. Morgan Securities Inc., 4 Chase Metrotech Center, C S Level, Brooklyn, New York 11245.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.

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CAUTIONARY STATEMENT: This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts.  Accuracy of those statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, unless required by applicable law, does not intend to update or otherwise revise its forward-looking statements more frequently than quarterly, if at all.  Additionally, important factors that might cause future results to differ from current expectations include variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the ability to obtain commercial arrangements for the potential Main Pass Energy HubTM project and other factors described in McMoRan’s registration statement on Form S-3/A filed with the Securities and Exchange Commission on October 3, 2007.

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